EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 23th day of April, 2013, by and between Sputnik Enterprises, Inc., or assign (“Purchaser”) and Wireless NRG, LLC, a Florida Limited Liability Company, (“Seller”).

Background

Seller is engaged in the business of manufacturing, marketing, and distributing a line of products referred to as Kudos, primarily distributing IPAD solar charging cases under the Kudo brand with accessories and owns certain hardware, software and other assets and intellectual property in connection with the business, (the “Business”). Seller wishes to sell, and Purchaser wishes to purchase all of the assets used in the Business of the Seller upon and subject to the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, for and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree:

Section 1. PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase of Assets. On and subject to the terms and conditions of this Agreement, Purchaser hereby purchases and Seller hereby sells, assigns, grants, transfers, and conveys to Purchaser all of the right, title, and interest of Seller in and to all of the assets of Seller used exclusively in the Kudo products Business (collectively, the “Purchased Assets”) free and clear of any and all liens, claims, charges, security interests, and encumbrances as the same exist on the Closing Date, as follows:

a.
All intellectual property, trade name, trade secrets, trademarks, personnel contracts, web site domain, social media sites, www.kudocase.com, and content, strategic partnerships, distribution contracts, customer lists, cash, receivables, publications, operating model, manuals, licenses, and all other confidential information relating to the Business; and

b.	All current, past and future clients.

c.	All assets of the Seller as identified in Schedule 1.1(c)

d.	All software programs and copyrighted products, systems and processes used in the Business

e.	All right title and interest in and to a Patent Application as more clearly defined in Schedule 1.1c.

Section 1.2 Assumption of Debt and Excluded Liabilities. Purchaser or if applicable, Purchaser’s assign, shall take title to the assets listed in Schedule 1.1(c) free and clear of all liabilities of the Seller, with the exception of all debt currently owing by the Seller to Vendors as set forth in Schedule 1.2, which obligations shall be transferred to the Purchaser or assign of Purchaser at Closing. All other liabilities of Seller are hereinafter referred to as “Excluded Liabilities,” and are not assumed by the Purchaser or Purchaser’s assign.

Section 1.3 Assignment. Purchaser will assign the assets acquired and debt assumed under this agreement to a newly formed wholly owned corporation of the Purchaser, which name shall be Kudo Technologies, Inc., including all patents, patent applications for Kudo Case and Kudo Glide, and intellectual property used in the business.

Section 2. PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price. The Purchase price for the Purchased Assets is $1,715,000 and the issuance of 1,831,917 shares of restricted common stock of the Purchaser. The portion of the Purchase Price of $1,715,000 will be paid in the form of a promissory note executed by the Purchaser in favor of the Seller. The promissory note shall be paid in installments of $100,000 beginning no later than 10 days after the filing of an S-1 registration statement by the Purchaser and a declaration of effectiveness by the SEC and continuing every 90 days thereafter in installments of $100,000, with the unpaid principal balance of the note all due in on March 31, 2016. The form Promissory Note is attached as Schedule 2.1.

Section 2.2 Time and Place of Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will be upon the execution of this Agreement, the delivery of all signed documentation as required under this Agreement, and all documentation necessary to perfect the delivery of the assets as determined in the sole discretion of the Purchaser, the delivery of an approved audit for the years ending 12-31-2011 and 12-31-2012 by a member accounting firm of the PCAOB, and the completion and review of due diligence at the sole discretion of Purchaser. The effective time of the closing and the transfer of the Purchased Assets to Purchaser is 12:00 midnight on the Closing Date.

Section 2.3 Transfer and Closing Expenses. Seller shall pay all sales and transfer taxes levied on the transfer of the Purchased Assets, if any. Ad valorem taxes, if any, relating to the Purchased Assets shall be prorated as of the Closing Date.

Section 2.4 Allocation of Purchase Price. The consideration paid for the Purchased Assets shall be allocated among the Purchased Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

For the purpose of inducing the Purchaser to purchase the Purchased Assets, Seller represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification. Seller is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Florida and has all corporate power and authority to conduct the Business, and to own, lease, or operate the Purchased Assets in the places where the Business is conducted and the Purchased Assets are owned, leased, or operated.

Section 3.2 Authority. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles. Neither the execution and delivery of the Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate Seller’s Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Seller is subject, or by which any of the Purchased Assets are bound, or conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which it or any of the Purchased Assets are bound, or (iii) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets.

Section 3.3 Personal Property. Seller has good and marketable title to all of it’s Assets free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or of any nature. The Purchased Assets include all rights, properties, interest in properties, and assets necessary to permit Purchaser to carry on the Business as the same has heretofore been previously conducted by Seller.

Section 3.4 Compliance with Laws. Seller, to the best of its knowledge, is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect any of the Purchased Assets or the Business. Seller is, to the best of its knowledge, in substantial compliance with all laws applicable to the Business and the Purchased Assets, including without limitation, all laws related to zoning, occupational safety, labor, wages, working hours, working conditions, environmental protection, and fair business practices. Seller, to the best of its knowledge, has all permits, licenses, approvals, consents, and authorizations which are required for the operation of Seller’s business under federal, state, or local laws, rules, and regulations.

Section 3.5 Litigation. There are no formal or informal complaints, investigations, claims, charges, arbitration, grievances, actions, suits, or proceedings pending, or to the knowledge of Seller threatened against any of the Purchased Assets at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign which would affect the purchased assets materially. Seller is not subject to any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Purchased Assets.

Section 3.6 Brokers and Finders. Seller has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 3.7 Governmental Approval and Consents. Seller has obtained all governmental approvals, authorizations, permits, and licenses required to permit the operation of the Business as presently conducted.

Section 3.48 INVESTMENT INTENT.

i.
Restricted Shares. Seller understand that (A) the Shares Sellers are receiving from Purchaser under this Agreement have not been registered under the Securities Act of 1933, as amended (“the Act”) or the securities laws of any state, based upon an exemption from such registration requirements pursuant to Section 4(2) of the Act; (B) the Shares are and will be “restricted securities”, as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; and (C) the Shares may not be sold or otherwise transferred or distributed unless exemptions from such registration provisions are available with respect to said resale or transfer or the shares have been registered under the Act.

ii.
Transferability. Seller will not sell or otherwise transfer any of the Shares, any interest therein unless and until (A) the Shares shall have first been registered under the Act and/or all applicable state securities laws; or (B) Seller shall have first delivered to Purchaser a written opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Purchaser, to the extent that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

iii.	Investment Intent. Seller is acquiring the Shares for Investment purposes only, without a view for resale or distribution thereof.

iv.	Legend. Seller understands that the certificates representing the Shares will bear the following or similar legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, further pledged, hypothecated or otherwise disposed of in absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required.

Section 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification. Purchaser’s assign will be a newly formed corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

Section 4.2 Authority. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate Purchaser’s articles of incorporation or bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets may be bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties may be bound.

Section 4.3. Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser, which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.4. Brokers and Finders. Purchaser has not incurred any obligation or liability to any party for brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 5. Indemnification

For the purposes of this Section 5, the terms “Loss” and “Losses” shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, and reasonable attorneys’ and other professional fees and expenses. All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of Purchaser or Seller pursuant to this Agreement shall be deemed representations and warranties hereunder by Purchaser or Seller, as the case may be. Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein.

Section 5.1 Agreement of Seller to Indemnify Purchaser.

(a) Subject to the terms and conditions of this Section 5, Seller hereby agrees to indemnify, defend, and hold harmless Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Purchaser by reason of, resulting from, or based upon: (i) the inaccuracy or untruth of any representation or warranty of Seller contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Seller, in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, (ii) the breach by Seller of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Seller, and delivered to Purchaser in connection with the Closing of the transactions contemplated hereby; and (iii) any Excluded Liability including without limitation the failure to comply with the bulk sales law and any Excluded Liability that attaches to the Assets.

(b) Seller’s obligation to indemnify Purchaser for Losses is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before December 31, 2014.

(c) Purchaser’s remedies against Seller for any Losses hereunder shall be cumulative, and the exercise by Purchaser of its right to indemnification hereunder shall not affect the right of Purchaser to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Seller shall not be liable for damages in excess of the actual damages suffered by Purchaser as a result of the act, circumstance, or condition for which indemnification is sought.

Section 5.2 Agreement of Purchaser to Indemnify Seller.

(a) Subject to the terms and conditions of this Section 5, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller by reason of, resulting from or based upon: (i) the inaccuracy or untruth of any representation or warranty of Purchaser, contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Purchaser, in connection with the execution and delivery of this Agreement or the closing of the transactions contemplated hereby, or (ii) the breach by Purchaser of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Purchaser, and delivered to Seller in connection with the Closing of the transactions contemplated hereby.

(b) Purchaser’s obligation to indemnify Seller for Losses is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before December 31, 2014.

(c) Seller’s remedies against Purchaser for any Losses hereunder shall be cumulative, and the exercise by Seller of its right to indemnification hereunder shall not affect the right of Seller to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Purchaser shall not be liable for damages in excess of the actual damages suffered by Seller as a result of the act, circumstance, or condition for which indemnification is sought.

SECTION 6. Post Closing Matters

Section 6.1 Further Assurances. From and after the date hereof, Seller agrees, without further consideration, to execute and deliver promptly to Purchaser, such further consents, waivers, assignments, endorsements, and other documents and instruments, and to take all such further actions, as Purchaser may from time to time reasonably request, with respect to the assignment, transfer, and delivery to Purchaser of the Purchased Assets, and the fulfillment of any condition precedent to the obligations of Purchaser that was waived by Purchaser in order to close the transactions contemplated herein, and the consummation in full of the transactions provided for herein.

Section 6.2 Definitions. As used herein, the following capitalized terms are used with the meanings thereafter ascribed:

“Affiliate” means any person or entity directly or indirectly Controlling, Controlled by, or under common Control with Seller.

“Area” means the United States, Canada, and Mexico.

“Competing Enterprise” means any person or entity that is substantially engaged in the Business.

“Control” means the power to direct the management and affairs of a person.

“Trade Secrets” means information of the Business which derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, but shall not include Excluded Information. Trade Secrets may include both technical or non-technical data, including without limitation, (a) any process, machine, pattern, compilation, program, method, technique, formula, chemical formula, composition of matter, or device which (1) is not generally known or which the Seller, with respect to the Business has a reasonable basis to believe may not be generally known, (2) is being used or studied by the Business and is not described in a printed patent or in any literature already published and distributed externally by Seller with respect to the Business, and (3) is not readily ascertainable from inspection of a product of the Business; (b) any engineering, technical, or product specifications including those of features used in any current product of the Business or which may be so used, or the use of which is contemplated in a future product of the Business; (c) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented, or patentable, related to or used in the Business; or (d) information concerning the customers, suppliers, products, pricing strategies of the Business, personnel assignments and policies of the Business, or matters concerning the financial affairs and management of the Business; provided however, that Trade Secrets shall not include any Excluded Information. As used herein, “Excluded Information” means information (i) which has been voluntarily disclosed to the public by the Business, (ii) independently developed and disclosed by parties other than the Business, or (iii) that otherwise enters the public domain through lawful means or without misappropriation by Seller.

Section 6.3 Trade Secrets. Seller for itself and each Affiliate acknowledges and agrees that all Trade Secrets related expressly to the Business, and all physical embodiments thereof, are a part of the Purchased Assets, are confidential to and shall be and remain the sole and exclusive property of Purchaser. Seller for itself and each Affiliate agrees that all Trade Secrets related to the Business will be held in trust and strictest confidence, that each Affiliate shall protect such Trade Secrets from disclosure, and that each Affiliate will make no use of such Trade Secrets without prior written consent of Purchaser. The obligations of confidentiality contained in this Section shall apply from the date of this Agreement and with respect to all Trade Secrets at all times thereafter, until such Trade Secret is no longer a trade secret under applicable law.

Section 6.4 Remedies. Seller for itself and any Affiliate covenants and agrees that Purchaser by virtue of the consummation of the transactions contemplated by this Agreement will be engaged in the Business in and throughout the Area which is domestically and internationally, and that great loss and irreparable damage would be suffered by Purchaser if Seller should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section. Seller for itself and any Affiliate, further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve unto Purchaser the benefit of its bargain in the acquisition of the Business, including, without limitation, the good will thereof. Therefore, in addition to all the remedies provided in this Agreement, or available at law or in equity, Seller for itself and any Affiliate jointly and severally agrees Purchaser shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Seller contained in this Section 6. The existence of any claim, demand, action, or cause of action of Seller against Purchaser shall not constitute a defense to the enforcement by Purchaser of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Purchaser of any of its rights hereunder.

Section 6.5 Blue Penciling. In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted under applicable law. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

Section 6.6 Earn Out Provisions. The Seller will be subject to an earn out schedule to earn common shares of the Purchaser as set forth in Schedule 6.6 attached hereto and incorporated herein.

Section 7. General Provisions

Section 7.1 Bulk Sales Law Waiver. Purchaser and Seller each agree to waive compliance by the other with the provisions of the bulk sales law or comparable law of any jurisdiction to extent that the same may be applicable to the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser harmless from and against any loss, damage, liability, cost, expense or claim arising out of any failure to take any required actions under the bulk sales or comparable law of any state.

Section 7.2 Expenses. Except as set forth in Section 2 hereof, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transaction contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 7.3 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors or assigns, as permitted herein.

Section 7.4 Headings. The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail transmitted copy of the execution page hereof.

Section 7.6 Governing Law. This Agreement shall be construed under the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

Section 7.7 Additional Actions. Each party covenants that at any time, and from time to time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 7.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 7.9 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

Section 7.10 Assignment This Agreement shall not be assigned by operation of law or otherwise. However, the assets being acquired by the Purchaser may be transferred to a newly formed corporation at the sole discretion of the Purchaser.

Section 7.11 Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 7.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof.

Section 7.13 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 7.14 Survival. The covenants, representations, warranties, and agreements contained herein shall survive the Closing of the transactions contemplated herein, for the length of time that Purchaser or Seller, as the case may be, may assert an indemnification claim for a breach or violation of such covenant, representation, warranty, or agreement pursuant to Section 5. hereof.

Section 7.15 Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or a claimed default hereunder, other than requests for injunctive relief or damages for a breach of a Restrictive Covenant including without limitation Sections 6.2, 6.3, 6.4, and 6.5 hereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”), by which each party will be bound.

IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the Closing Date.

Seller: Wireless NRG, LLC		Purchaser: Sputnik Enterprises, Inc.

By :	/s/ David Foster	By :	/s/ Anthony Gebbia
	David Foster Its Managing Member		Anthony Gebbia, CEO

By :	/s/ Edward Lachcik
Edward Lachcik Its Managing Member

By :	/s/ Robert Mehler
Robert Mehler Its Managing Member

SCHEDULE 1.1(c)
List of Assets

Cash in Banks	$124,245

Accounts Receivable	143,331

Inventory Asset	528,310

Total Current Assets	795,886

Furniture/Equipment Assets	129,801

Other Assets-Patent	6,976

TOTAL ASSETS	$923,663

Patent Application-Portable Electronic Device Carrier with Charging System
Patent Application for Kudo Glide Product
Website domain and content at www.kudocase.com
Facebook Page for KudoCase
Twitter Account for Kudocase
YouTube account for Kudocase
Big Box Distribution Agreements
License agreement with Apple
All outstanding Member interest or units in A & D Concepts, LLC.

Schedule 1.2
List of Liabilities

Accounts Payable	$75,773

Customer deposits	11,628

Shareholder Loan	15,000

Loan Payable BCA Int'l	784

Total Liabilities	$103,185

Schedule 6.6
Earn Out Schedule

The Seller shall be entitled to receive earn out shares for the performance of the business Kudos Technologies, Inc. for the first, second and third years after closing.

The shares will be earned and issued to Wireless NRG upon the occurrence of the following described events:

6,834,750 shares will be earned and issued to Wireless NRG upon completion of the auditor review for the first 12 months after closing if Kudos Technologies, Inc. achieves $3,000,000 in gross revenue or net income of $600,000 for the year ending 12 months after closing.

8,666,667 shares will be earned and issued to Wireless NRG upon completion of the auditor review for the 24 months after closing if Kudos Technologies, Inc. achieves $10,000,000 in gross revenue or net income of $2,000,000 for the years ending 24 months after closing.

8,666,666 shares will be earned and issued to Wireless NRG upon completion of the auditor review for the 36 months after closing if Kudos Technologies, Inc. achieves $12,000,000 in gross revenue or $3,000,000 in net income for the years ending 36 months after closing.

Initials ________ __________ ___________ _________ _________ __________